Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) (1) (2)

	Quarter Ended		Nine Months Ended
Financial Data	September 30,		September 30,
(Data in $ thousands, except per share amounts)	2005	2004	2005	2004

Revenues:
Oil and gas	$275,359	$259,590	$803,465	$744,720
Other	7,816	121	21,426	821
Total	283,175	259,711	824,891	745,541

Operating Expenses:
Lease operating	31,345	24,536	93,530	70,869
General and administrative	23,173	17,866	60,218	47,709
Exploration	7,566	4,097	22,064	17,387
Dry hole and impairment	5,254	14,177	59,111	21,600
Depreciation, depletion and amortization	67,498	65,183	205,879	194,392
Production and other taxes	13,806	13,847	39,172	31,606
Transportation and other	5,506	5,123	15,754	14,765
Total	154,148	144,829	495,728	398,328

Operating Income	129,027	114,882	329,163	347,213

Interest:
Charges	(16,831)	(6,044)	(40,892)	(22,115)
Income	5,507	108	7,693	312
Capitalized	2,525	3,441	7,435	11,457
Total Interest Expense	(8,799)	(2,495)	(25,764)	(10,346)

Loss on Debt Extinguishment	—	—	—	(10,893)

Commodity Derivative Expense	(18,739)	—	(18,739)	—

Foreign Currency Transaction Gain (Loss)	(1)	—	1	(3)

Income from continuing operations before income taxes	101,488	112,387	284,661	325,971

Income tax expense	39,585	43,383	109,271	123,186

Net Income from continuing operations	61,903	69,004	175,390	202,785

Income (loss) from discontinued operations, net of tax	411,625	17,608	460,813	20,656

Net income	$473,528	$86,612	$636,203	$223,441

Basic earnings per share
Income from continuing operations	$1.04	$1.08	$2.87	$3.18
Income (loss) from discontinued operations	6.92	0.28	7.53	0.32

Basic earnings per share	$7.96	$1.36	$10.40	$3.50

Diluted earnings per share
Income from continuing operations	$1.03	$1.07	$2.84	$3.15
Income (loss) from discontinued operations	6.86	0.28	7.47	0.32

Diluted earnings per share	$7.89	$1.35	$10.31	$3.47

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	59,512	63,846	61,176	63,780
Diluted shares	60,033	64,334	61,726	64,323

Discretionary Cash Flow:
Net Income	$473,528	$86,612	$636,203	$223,441
(Income) loss from discontinued operations, net of tax	(411,625)	(17,608)	(460,813)	(20,656)
Depreciation, depletion and amortization	67,498	65,183	205,879	194,392
Deferred Taxes	(2,464)	4,065	(11,521)	8,963
Dry Hole and Impairment	5,254	14,177	59,111	21,600
Exploration	7,566	4,097	22,064	17,387
Gains on Property Sales	23	341	(227)	73
Capitalized Interest	(2,525)	(3,441)	(7,435)	(11,457)
Other Noncash	21,321	3,149	28,145	18,007
Net cash provided by continuing operations before changes in assets and liabilities	158,576	156,575	471,406	451,750
Discretionary cash flow of discontinued operations	19,022	11,035	119,233	133,564

Total	$177,598	$167,610	$590,639	$585,314

(1)  Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release

(2)  Results from continuing operations exclude activities from Thailand and Hungary.